BANK FINANCIAL
                                                                    Corporation
FOR IMMEDIATE RELEASE

        BankFinancial Corporation Reports First Quarter 2006 Earnings and Filing of First Quarter Financial Review and Quarterly Report on Form 10-Q
                   with the Securities and Exchange Commission

     Burr Ridge,  Illinois - (May 15, 2006) BankFinancial  Corporation (Nasdaq -
BFIN) ("BankFinancial") announced that it has filed a First Quarter Financial Review on Form 8-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, with the U.S. Securities and Exchange Commission (the "SEC").

     BankFinancial reported net income of $3.1 million, or $0.14 per common share, for the three months ended March 31, 2006, compared to $2.9 million, or $0.13 per share for the three months ended December 31, 2005 and $1.6 million for the three months ended March 31, 2005. Earnings per share was not reported for the three months ended March 31, 2005 because BankFinancial had no common shares outstanding prior to June 23, 2005.

     At March 31, 2006, BankFinancial had total assets of $1.643 billion, total loans of $1.261 billion, total deposits of $1.053 billion and stockholders' equity of $333 million.

     The First Quarter Financial Review and the Quarterly Report on Form 10-Q are available at BankFinancial's Internet site, www.bankfinancial.com and at the SEC's Internet site, www.sec.gov.

     BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Stock Market under the symbol BFIN.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by BankFinancial Corporation in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in BankFinancial Corporation's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com.

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For Further Information
Contact:    Shareholder, Analyst
            and Investor Inquiries:                   Media Inquiries:
            Terence C. Wise,                          Gregg T. Adams,
            Vice President - Investor Relations       Executive Vice President-
                                                       Marketing & Sales
            BankFinancial Corporation                 BankFinancial Corporation
            Telephone: 630-242-7151                   Telephone: 630-242-7234